EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 28, 2003, except for Note 4, as to which the date is January 22, 2004, relating to the financial statements, which appears in Drexler Technology Corporation’s Current Report on Form 8-K dated January 23, 2004. We also consent to the incorporation by reference of our report dated April 28, 2003 relating to the financial statement schedule, which appears in Drexler Technology Corporation’s Annual Report on Form 10-K for the year ended March 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Jose, California

January 22, 2004